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                                                                   EXHIBIT 10.31


                              SEPARATION AGREEMENT


     THIS AGREEMENT is made and entered into as of the 14th day of March, 2001, by and between FSI International, Inc., a Minnesota corporation (hereinafter "FSI"), and Benno G. Sand currently an officer and employee of FSI (hereinafter "Employee").

DEFINITIONS

     Specific terms used in this Agreement have the following meanings:

     1. "Base Annual Salary" shall mean the highest annual rate of the Employee's base salary with the Company during the twelve (12) months preceding the date of termination of the Employee's employment with the Company and its Subsidiaries (without reduction for any salary reduction or other deferral contribution to any employee benefit plan sponsored by the Company).

     2. "Cause" shall mean and be limited to, (i) willful and gross neglect of duties by the Employee or (ii) an act or acts committed by the Employee constituting a felony under United States federal or applicable state law and substantially detrimental to the Company or any Subsidiary or the reputation of the Company or any Subsidiary, so long as Employee is given written notice thereof and fails to promptly cure (if such "Cause" can be cured) and subsequently there is a determination by a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting thereof called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity to be heard before the Board) finding that in the good faith opinion of the Board the Employee is guilty of the conduct described above in (i) or (ii).

     3. "Company" means, separately and collectively, FSI and any entity in which FSI has an ownership interest, directly or indirectly, of at least twenty percent (20%) of the outstanding shares of such entity.

     4. "Competing Product"

          a. for the period which Employee is an employee of the Company means any product or service that competes with or will compete with any product, product line, or service that is sold, marketed, produced, distributed, leased, or under development by the Company with respect to which Employee performed services of any kind or nature during the twenty-four (24) month period ending on the date of the conduct at issue; and

          b. for the period after Employee's employment with the Company has ended any product or service that competes with or will compete with any product, product line, or service that is sold, marketed, produced, distributed, leased, or under development by the Company with respect to which Employee performed services of any kind or nature during the twenty-four (24) month period ending on the date Employee's employment with the Company ends.

     5. "Confidential Information" means certain proprietary information maintained in confidence by the Company as intellectual property, trade secrets, or otherwise, including but not limited to information relating to (i) the



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Company's finances, processes, products, services, research, and development, and (ii) its manufacturing, purchasing, accounting, engineering, designing, marketing, merchandising, selling, distributing, leasing, and servicing systems and techniques; it also includes plans or proposals with regard to any of the foregoing, whether implemented or not. All information originated by Employee, or disclosed to Employee, or to which Employee otherwise gains access, during the period of Employee's employment with FSI that the Employee has reason to believe is Confidential Information, or that is characterized or treated by the Company as being Confidential Information, or that would be of economic value to a third party, shall be presumed to be Confidential Information.

     6. "Customer" means any firm, person, corporation, or other entity

          a. to whom or to which the Company has sold, distributed, or leased its products or services, or

          b. whom or which the Company has solicited for sales, distribution, or leasing of its products or services,

whether directly or indirectly, and whether by or through employees of the Company or through its affiliated sales organizations.

     7. "Customer Information" means information relating to Customers' operations, processes, products, and research and development and to Customers' manufacturing, purchasing, and engineering systems and techniques.

     8. "Restricted Country" means any nation or country in which the Company had Customers, had business operations, or otherwise did business, directly or indirectly, in the twenty-four (24) month period ending on the effective date of the termination of Employee's employment with FSI.

     Terms not specifically defined will be interpreted in light of the context in which they appear.

AGREEMENT

     In consideration of his employment by FSI, and the wages, salary, and employee benefits to be provided to Employee by FSI and in view of the provisions of Section 5, Employee and FSI hereby agree as follows:

     1. Employee acknowledges and agrees:

          a. That during the course of his employment with FSI, Employee may have access to Confidential Information; that the Company has developed and established and will continue to develop and establish a valuable and extensive trade in its products and services; and that the Company would suffer great loss and irreparable injury if Employee were to disclose any of the Confidential Information, or use it in the solicitation of Customers or use it to compete with the Company.

          b. That during the course of his employment with FSI, Employee may have access to Customer Information; that Customer Information obtained by Employee during the course of his employment with FSI is a valuable asset of FSI; and that the Company would suffer great loss and irreparable injury if Employee were to use Customer Information in the solicitation of Customers or to otherwise compete with the Company.



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     2. a. Employee during his employment with FSI and at all times thereafter shall maintain in strictest confidence and shall not, without FSI's express advance written consent, directly or indirectly (whether through written or printed materials, electronic media, or oral communications, and whether Employee's source of information is written or printed materials, electronic media, oral communications, or his own memory),

          (i) copy, or

          (ii) transmit, publish, communicate, or otherwise disclose or make available, or permit or cause to be transmitted, published, communicated or otherwise disclosed or made available, to any other firm, person, corporation or other entity, or

          (iii) use as owner, director, officer, manager, trustee, partner, employee, independent contractor, agent, or consultant in any business venture or other enterprise or endeavor,

any Confidential Information or Customer Information.

          b. An exception to the provisions of Paragraph 2(a), above, is that in the scope and course of his employment with FSI, Employee may, in furtherance of the Company's business interests, communicate Confidential Information or Customer Information to other responsible Company personnel, Customers, and other persons or entities with whom or which the Company has dealings, who have a need to know such information.

     3. During Employee's employment under this Agreement and for a period of one (1) year following termination of Employee's employment hereunder, whether voluntary or involuntary:

          a. Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

          b. (i) Except for ownership of one percent (1%) or less of the shares of any company listed on a national or regional stock exchange, Employee will not own any shares of stock or other ownership interest, either directly or indirectly, or serve as a director, officer, manager, trustee, partner, employee, independent contractor, agent, or consultant, or otherwise become active or involved in the management, operation, or representation of a business or other enterprise that is engaged in or about to engage in selling, marketing, producing, distributing, leasing, designing, or developing a Competing Product in any Restricted Country.

          (ii) Notwithstanding the provisions of Section b(i), Employee may accept employment with a business organization that is engaged or about to engage in selling, marketing, producing, distributing, leasing, or developing a Competing Product in a Restricted Country if (i) such business organization is diversified to the extent that it has significant operations other than that portion of the business organization that is engaged or about to engage in selling, marketing, producing, distributing, leasing, or developing a Competing Product; (ii) during the entire one year period following termination of employment with FSI, such Employee will be rendering services to that portion of the business organization that is not engaged or about to engage in selling, marketing, producing, distributing,




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     leasing, or developing a Competing Product; and (iii) prior to acceptance of employment by Employee with such business organization, separate written assurances satisfactory to FSI shall be received and accepted by FSI from both the Employee and the business organization, in each case stating that during the entire one year period following termination of employment with FSI, Employee will not be rendering services to any portion of the business organization that, directly or indirectly, is engaged or about to engage in selling, marketing, producing, distributing, leasing, designing, or developing a Competing Product.

          c. Employee will not, on behalf of himself or any other person or entity, directly or indirectly sell, distribute, or lease a Competing Product to, or solicit sales, distribution, or leasing of a Competing Product to, any Customer with whom Employee communicated, whether in person, through written or printed materials, or by telephone, electronic mail, or other form of electronic transmission, during the twenty-four (24) month period ending on the effective date of the termination of Employee's employment with FSI. This Paragraph 3(c) shall not be interpreted to limit or restrict in any way the commitments of Employee set forth in Paragraph 3(b), above.

          d. Employee will not, directly or indirectly, persuade, encourage, or entice, or attempt to persuade, encourage or entice: employees of the Company to terminate their employment relationship with the Company; manufacturers or suppliers to adversely alter or modify, or to discontinue, their relationship with the Company unless at the written request of FSI's President or Vice President, Administration; or Customers to discontinue purchasing from the Company.

     4. After termination of Employee's employment with FSI for any reason, Employee will conscientiously and diligently seek other employment. If Employee is unable to obtain employment consistent with his abilities and education solely because of the provisions of Section 3 above, then:

          a. Such provisions shall bind Employee only so long as FSI shall make monthly payments to Employee equal to seventy-five percent (75%) of his average monthly base pay, exclusive of bonuses and commissions, for the twenty-four (24) month period ending on the last day of the month preceding the effective date of Employee's termination, for each month of such unemployment.

          b. Employee shall, during each month of such unemployment for which Employee claims payment, give FSI a detailed written account of Employee's efforts to obtain employment, including a written description of all companies, business organizations, or other entities contacted by Employee and the dates thereof, the positions applied for (including a description of the responsibilities relating thereto) and the anticipated salaries relating thereto, and the persons with whom such contacts were made and the results of such contacts including but not limited to any offers of employment extended to Employee. Such written account shall also include a statement by Employee that, although Employee conscientiously and diligently sought employment, Employee was unable to obtain employment solely because of the provisions of Section 3 of this Agreement. If at any time FSI reasonably and in good faith concludes that Employee has not conscientiously and diligently sought other employment, FSI may suspend making payments hereunder until such time as Employee resumes conscientious and diligent efforts to obtain other employment; any payments suspended hereunder will be considered to be forfeited, and FSI will have no obligation to make delayed payment of the suspended payments if the Employee later resumes conscientious and diligent efforts to obtain other employment. Suspension of payments by FSI pursuant to this Paragraph 4(b) does not relieve Employee of his obligations pursuant to Section 3 of this Agreement, above.



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          c. FSI is obligated to make such payments to Employee only upon
     Employee's fulfillment of the conditions and obligations set forth above in Paragraph 4(b), and in no event for a period greater than twelve (12) consecutive months commencing with the month of Employee's termination of employment with FSI. FSI is not obligated to make any payments pursuant to this Agreement for any month following written notice to Employee by FSI's Vice President, Administration providing Employee with written permission to accept available employment or giving Employee a written release from the obligations of Section 3 above. FSI shall not be liable, under this Agreement, or any action relating thereto, for any amount greater than the equivalent of twelve (12) monthly payments.

          d. FSI's obligation, if any, to make such monthly payments shall terminate upon Employee's obtaining employment consistent with provisions of this Agreement, and Employee shall promptly give written notice of such employment to FSI.

     5. If Employee is terminated by Company other than for Cause, if he resigns after giving FSI at least ninety (90) days written notice, or if he dies while employed by FSI, then Company shall pay Employee or his estate his Base Annual Salary, without right of offset.

     Any such payments made pursuant to this Paragraph 1 shall be made during the Company's normal payroll periods at Employee's last known address, shall be in lieu of any payments under the Company's Severance Plan, are conditioned upon Employee's execution of a release substantially in the form attached hereto, and the expiration (without rescission) of the applicable rescission period.

     6. Upon termination of his employment with FSI, Employee agrees to deliver promptly to FSI all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, photographs, videotapes, audio tapes, computer disks or other form of computer storage, and calculations or copies thereof, whether in written or printed materials or electronic media of any kind or nature, which are the property of the Company or which relate in any way to the business, products, practices, or techniques of the Company and all other property, Confidential Information, and Customer Information including, but not limited to, all documents and electronic media which in whole or in part contain any Confidential Information or Customer Information, whether or not constituting intellectual property or trade secrets, which in any of these cases are in his possession or under his control. Employee shall be permitted to retain personal correspondence, documents and items which contain no Confidential Information or Customer Information; prior to removing any such personal materials, Employee will review them with a representative designated by FSI.

     7. Employee's employment is at-will. Neither this Agreement, in whole or in part, nor any action taken hereunder shall be construed as giving Employee any right to be retained in the employ of FSI for any particular period of time nor shall it otherwise limit FSI's right to terminate the employment of Employee at any time, with or without cause or reason, or the Employee's right to resign.

     8. Employee specifically acknowledges and agrees that the terms and conditions of the above restrictive covenants are reasonable and necessary for the protection of FSI's business, Confidential Information, and Customer Information, whether or not characterized as intellectual property or trade secrets, and to prevent damage or loss to FSI as a result of any action taken by Employee.



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     9. Employee hereby acknowledges and agrees that any breach by Employee of the foregoing provisions may cause FSI irreparable injury for which there is no adequate remedy at law. Therefore, Employee expressly agrees that FSI shall be entitled, in addition to any other remedies available, to injunctive and/or other equitable relief to require specific performance or prevent a breach under the provisions of this Agreement. Employee further agrees that any delay by it in assertion of a right under this Agreement, or any failure by FSI to assert a right under this Agreement, does not constitute a waiver by FSI of any right hereunder, and FSI may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred.

     10. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining terms and conditions or portions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable.

     11. This Agreement shall be binding upon and shall be enforceable by the parties hereto and their respective successors and assignees and may not be terminated except by FSI during Employee's employment with Employee's written consent. This Agreement shall be governed by the laws of the State of Minnesota.

     12. Except for the Management Agreement dated January 2, 2001 ("Management Agreement") between Employee and FSI, this Agreement supersedes any previous agreement, written or oral, between FSI and Employee relating to the same subject matter. This Agreement may be otherwise amended or terminated only by a subsequent agreement in writing signed by Employee and a director of FSI. In the event Employee is terminated following an "Event" or terminates employment following a "Constructive Involuntary Termination" as such terms are defined in the Management Agreement, such that he is entitled to severance payments under this Agreement and the Management Agreement, then Employee shall be entitled to payments only pursuant to the Management Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first-above written.

FSI INTERNATIONAL, INC.                      EMPLOYEE

By:  /s/ DONALD S. MITCHELL                  /s/ Benno G. Sand
     -----------------------------------     -----------------------------------
      Donald S. Mitchell                     Benno G. Sand
Its:  Chief Executive Officer